Exhibit 99.1

Power Integrations Receives Extension of Interim Nasdaq Deadline

SAN JOSE, Calif.—(BUSINESS WIRE)—July 10, 2006—Power Integrations (NASDAQ:POWI – News) today announced that it has been granted an extension of an upcoming interim deadline to file its Form 10-K for fiscal year 2005. As previously announced, the Nasdaq Listing Qualifications Panel had required that the company file its Form 10-K by July 12 as a condition of remaining listed on the Nasdaq National Market (now the Nasdaq Global Market). Power Integrations requested, and has been granted, an extension of this deadline to August 2, 2006, the same day by which the Panel requires the company to file its Form 10-Q for the quarter ended March 31, 2006. The filings of Form 10-K and the first-quarter Form 10-Q are the final remaining conditions for the company to regain compliance with Nasdaq Marketplace Rule 4310(c)(14).

The company intends to issue complete financial results for the second quarter of 2006 and host a conference call for the investment community soon after the above-mentioned filings are completed.

Note Regarding Forward-Looking Statements

The statement in this press release regarding Power Integrations’ intent to issue complete financial results for the second quarter of 2006 and host a conference call soon after the above-mentioned filings are completed is a forward-looking statement involving risks and uncertainties that may cause actual results to differ materially from those projected or implied. This statement is based on current information that is subject to change. In particular, the company must file its Form 10-K for 2005 and its Form 10-Q for its first quarter of 2006 before it will be able to file its Form 10-Q for its second quarter of 2006. The completion of these forms is not entirely within the company’s control, as the company’s auditors must consent to the filing of audited financial statements prior to the company filing its Form 10-K. General risk factors associated with the company’s business are explained in the company’s annual report on Form 10-K, filed with the SEC on March 16, 2005, and its quarterly report on Form 10-Q, filed on November 7, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.6 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com.